Exhibit (a)(1)(xxvii)

Press release

ChemChina announces the definitive interim results for the tender offers

(Beijing, May 10) – China National Chemical Corporation (“ChemChina”) today announced the definitive interim results for the tender offers to purchase all publicly held registered shares (“Common Shares”) of Syngenta AG (“Syngenta”) and all outstanding American Depositary Shares representing Common Shares (“ADSs”). At the end of the Main Offer Period on May 4, 4:00 p.m. CEST, around 82.2 percent of Common Shares (including those represented by ADSs) have been validly tendered in, and not withdrawn from, the offers.

About Syngenta

Syngenta is a leading agriculture company helping to improve global food security by enabling millions of farmers to make better use of available resources. Through world class science and innovative crop solutions, our 28,000 people in over 90 countries are working to transform how crops are grown. We are committed to rescuing land from degradation, enhancing biodiversity and revitalizing rural communities. To learn more visit www.syngenta.com and www.goodgrowthplan.com. Follow us on Twitter® at www.twitter.com/Syngenta.

About ChemChina

ChemChina, which is headquartered in Beijing, China, possesses production, R&D and marketing systems in 150 countries and regions. It is the largest chemical corporation in China, and occupies the 234th position among the Fortune 500. The company’s main businesses include materials science, life science, high-end manufacturing and basic chemicals, among others. Previously, ChemChina has successfully acquired 9 leading industrial companies in France, the United Kingdom, Israel, Italy, Germany and other countries. To learn more, visit www.chemchina.com and www.chemchina.com/press.

Additional information and where to find it

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Common Shares or ADSs. The solicitation and offer to buy Common Shares or ADSs are only being made pursuant to the Swiss Offer Prospectus and the U.S. Offer to Purchase and other documents relating to the U.S. Offer that have been filed with the U.S. Securities and Exchange Commission (“SEC”). Investors and security holders are urged to carefully read the Tender Offer Statement on Schedule TO filed by ChemChina and CNAC Saturn (NL) B.V. (“Purchaser”) with the SEC and the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the U.S. Offer filed by Syngenta with the SEC, since these materials contain important information, including the terms and conditions of the U.S. Offer. Investors and security holders may obtain a free copy of these materials and other documents filed by ChemChina, Purchaser and Syngenta with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the Solicitation/Recommendation Statement and other documents filed with the SEC by Syngenta at www.syngenta.com.

Cautionary statement regarding forward-looking statements

Some of the statements contained in this press release are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the possibility that the acquisition will not be completed and other risks and uncertainties discussed in Syngenta’s public filings with the SEC, including the “risk factors” section of Syngenta’s Form 20-F filed on February 16, 2017 as well as the U.S. Offer documents filed by ChemChina and Purchaser and the Solicitation/Recommendation Statement filed by Syngenta. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any forward-looking statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. ChemChina, Purchaser and Syngenta disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this press release or otherwise.